UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2013

VIOLIN MEMORY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36069	20-3940944
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4555 Great America Parkway, Santa Clara, California		95054
(Address of principal executive offices)		(Zip Code)

(650) 396-1500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 16, 2013, Violin announced that Howard A. Bain III, Chairman of the Violin Memory Board of Directors, has been appointed interim Chief Executive Officer, effective December 16, 2013.

Mr. Bain, 67 years old, has served on Violin’s board of directors since October 2012 and as its chairman of the board since August 2013. Mr. Bain has served as Chief Financial Officer at several public companies including: Portal Software, Inc. from 2001 to 2004, Vicinity Corporation in 2000, Informix Corporation from 1999 to 2000, and Symantec Corporation from 1991 to 1999. Prior to that, he served as a Senior Audit Supervisor at Arthur Andersen LLP, where he was a certified public accountant. He has served as a consultant on corporate governance issues since 2004 and is a Governance Fellow with the National Association of Corporate Directors. Mr. Bain has served on the board of directors of Nanometrics, Inc. since April 2008, Learning Tree International, Inc. since 2001, as well as Nok Nok Labs, Inc. a private venture capital financed company. Mr. Bain holds a B.S. in Business Administration from California Polytechnic University.

There are no family relationships between Mr. Bain and any director, executive officer or person nominated by Violin to become a director or executive officer, and there are no transactions between Mr. Bain or any of his immediate family members, on the one hand, and Violin or any of its subsidiaries, on the other, that would be required to be reported under Item 404(a) of Regulation S-K. Mr. Bain will not receive additional compensation for his service as Violin’s Interim Chief Executive Officer.

On December 16, 2013, Violin also announced that it had terminated Don Basile, its President and Chief Executive Officer, effective on December 16, 2013. Violin’s Board of Directors has initiated a search process and retained an executive search firm to identify a permanent Chief Executive Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Violin Memory, Inc.

Date: December 16, 2013	By:	/s/ Cory Sindelar
Cory Sindelar, Chief Financial Officer